Exhibit 23.5

CONSENT RELEASE LETTER

We, IHS Global Inc., (“IHS Markit”) named as the industry consultant in the registration statement, hereby give and undertake not to withdraw our written consent to (a) the use of our firm’s name, address and logo. and (b) the inclusion of the information relating to Production, export and flow of commodities report dated February 18, 2021 titled Hidrovia Parana-Paraguay Market Research 2021 update(the “Report”) that IHS Markit prepared for Navios South American Logistics Inc., in each case, (i) in this registration statement (the “Registration Statement”), filed by Navios South American Logistics Inc. with the Securities and Exchange Commission (the “SEC”), and any amendments thereto (ii) in the prospectus included therein, any amendments thereto, and any final or definitive versions thereof, (iii) in any written correspondence with the SEC and (iv) in any other future filings with the SEC by Navios South American Logistics Inc. that include the Report as a result of using the Report to support the offering described in the Registration Statement, including, without limitation, filings on Form 20-F, Form 6-K or other SEC filings, provided that the filings are made no later than 15 months from the date hereof (collectively, the “SEC Filings”).

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

We further wish to advise you that any opinions in the Report reflect IHS Markit’s judgment at the time the Report was drafted, that it represent IHS Markit independent views related to the findings of the research project and not the views of Navios South American Logistics Inc.

By:	/s/ Juan Sacoto
Juan Sacoto
Executive Director, NA Agribusiness Consulting

For and on behalf of IHS Global Inc.

Date: February 18, 2021